EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS
                   -----------------------------------------



The Board of Directors
SJNB Financial Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of SJNB Financial Corp. of our report dated January 17, 2001, relating to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K/A of SJNB Financial Corp.

                                         /s/  KPMG LLP



San Francisco, California

October 9, 2001